UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 6, 2005 (June 24, 2005)

MDU Resources Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3480	41-0423660
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

Schuchart Building
918 East Divide Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code (701) 222-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Sale of Termoceará to Petrobras Completed

In June 2005, MDU Brazil Ltda., a subsidiary of MDU Resources Group, Inc. (MDU Resources), completed the sale of its portion of the MPX Termoceará, Ltda. (MPX Termoceará) generating plant to Petrobras, a Brazilian state-controlled energy firm. The terms and conditions of the sale are in accordance with those contained in the term sheet between the parties as previously reported March 24, 2005.  MPX Termoceará, of which MDU Resources owned 49 percent, is a 220-megawatt electric generating facility in northeastern Brazil. The facility was permitted, developed and constructed beginning in 2001. In January, Petrobras stated it wished to renegotiate the plant's revenue contract because of structural changes in the Brazilian energy market. The contract was scheduled to expire in mid-2008. The sale is expected to create a one time financial gain, which will be discussed as part of the second quarter earnings release.

Continuing Developments in Coalbed Natural Gas Litigation

As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on June 10, 2005, Fidelity Exploration & Production Company (Fidelity), a subsidiary of MDU Resources, has been named as a defendant in, and/or certain of its operations are or have been the subject of, more than a dozen lawsuits filed in connection with its coalbed natural gas development in the Powder River Basin in Montana and Wyoming. In two related actions filed by the Northern Plains Resource Council and the Northern Cheyenne Tribe in the Federal District Court for Montana, these parties asserted (among other things) that the actions of the Bureau of Land Management (BLM) in approving Fidelity's applications for permits and the plan of development for the Tongue River-Badger Hills Projects in Montana (Badger Hills Project) did not comply with certain applicable Federal laws, and the NPRC also asserted that the Environmental Assessment that supported the BLM's prior approval of the Badger Hills Project was invalid. On June 6, 2005, the Federal District Court for Montana issued orders in these cases enjoining operations on Fidelity's Badger Hills Project. On June 9 and June 24, 2005, the Federal District Court of Montana issued temporary stays of the injunctive orders in these cases, the effect of which is to permit Fidelity to continue production from its existing operations at the Badger Hills Project.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU RESOURCES GROUP, INC.

Dated July 6, 2005	By: /s/ Vernon A. Raile
Vernon A. Raile
Senior Vice President and
Chief Accounting Officer